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                                                                    EXHIBIT 12.1


                    GRANT GEOPHYSICAL INC., AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
   AND COMPUTATION OF DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



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
                                                                  GGI                                         Grant
                                            ------------------------------------------------------------   ------------
                                                                                          Nine months      Three Months
                                                                                             ended            ended
                                                   Year ended December 31,                September 30,    December 31,
                                            ------------------------------------------    -------------    ------------
                                               1993        1994      1995       1996         1997              1997
                                            --------    --------    ------   --------       ------           -------
Income (Loss) From Continuing Operations
    Before Income Taxes                     $(16,810)   $(11,245)   $3,553   $(74,406)      $1,759           $(7,657)

Add:
   Portion of rents representative of
     the Interest Factor (20%)                   743         552       376        418          126               199
   Interest on Indebtedness                    3,894       3,561     3,635      7,558        3,758             1,362
   Amortization of debt expense
     and Premium
                                            --------    --------    ------   --------       ------           -------
            Income (loss) as Adjusted       $(12,173)   $ (7,132)   $7,564   $(66,430)      $5,643           $(6,096)
                                            ========    ========    ======   ========       ======           =======

Fixed Charges:
   Interest on Indebtedness                    3,894       3,561     3,635      7,558        3,738             1,362
   Amortization of debt expense
     and Premium
   Portion of rents respresentative of
     the Interest Factor (20%)                   743         552       376        418          126               199
   Capitalized Interest                                                236        401                            401
                                            --------    --------    ------   --------       ------           -------
            Fixed charges                   $  4,637    $  4,113    $4,247   $  8,377       $3,884           $ 1,962
                                            ========    ========    ======   ========       ======           =======

Ratio of Earnings to Fixed Charges                --          --       1.8x        --          1.5x               --
                                            ========    ========    ======   ========       ======           =======
Deficiency of Earnings Available to Cover
   Fixed Charges                            $(16,810)   $(11,245)   $3,317   $(74,807)      $1,759           $(8,058)
                                            ========    ========    ======   ========       ======           =======
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